Exhibit (g.2)

FRONTEGRA FUNDS, INC.

AMENDMENT TO CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 2nd day of November, 2012, to the Custody Agreement dated as of October 28, 2003, as amended (the “Custody Agreement”), is entered into by and between FRONTEGRA FUNDS, INC., a Maryland corporation, (the "Corporation"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the Corporation and the Custodian have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to update the list of funds; and

WHEREAS, Article XV, Section 15.4 of the Custody Agreement allows for its amendment by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree to amend the following:

Amended Exhibit C, the listing of the funds and the fees, is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRONTEGRA FUNDS, INC.	U.S. BANK, N.A.

By:	By:

Printed Name: William D. Forsyth III	Printed Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit C to the

Frontegra Funds, Inc. Custody Agreement

Fund Names at November 2, 2012

Separate Series of Frontegra Funds, Inc.

Name of Series

Frontegra Netols Small Cap Value Fund (Institutional Class)

Frontegra Netols Small Cap Value Fund (Y Class)

Frontegra Timpani Small Cap Growth Fund (Institutional Class)

Frontegra Timpani Small Cap Growth Fund (Y Class)

Frontegra Phocas Small Cap Value Fund

Frontegra HEXAM Emerging Markets Fund

Frontegra SAM Global Equity Fund

Lockwell Small Cap Value Fund

Frontegra MFG Global Equity Fund

Frontegra MFG Core Infrastructure Fund

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